Exhibit 99.5

COMPENSATION AGREEMENT

This Compensation Agreement (the “Agreement”), dated as of July 26, 2016, is entered into by and between Global Future City Holding Inc., a Nevada corporation (the “Company”), and Robert Rosu (“Individual”). The Company and the Individual may collectively be referred to herein as the “Parties”, or individually as, “Party”.

RECITALS

WHEREAS, Individual has provided services for the Company during the second quarter of 2016;

WHEREAS, the Company desires to compensate Individual for providing such services in the form of common stock which shall be registered on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”);

NOW, THEREFORE, in consideration of the mutual promises and covenants undertaken by the Parties and other good and valuable considerations, the receipt, sufficiency and adequacy of which are hereby acknowledged by the Parties, the undersigned hereby agree as follows:

AGREEMENT

1. Compensation of Shares.

i.	Stock Compensation. The Company agrees to issue 1,500 shares of the Company’s common stock (the “Shares” or “Stock Compensation”) to the Individual for the services provided to the Company during the second quarter of 2016. The Shares shall be registered on Form S-8 of the Securities Act, and the Company agrees to pay all registration, qualification, and issuance fees associated with the issuance of the Shares.

2. Prohibited Services. The Company and Individual hereby acknowledge that the Shares are not issued, and do not and shall not involve the following “strictly prohibited” service categories:

i.	Shareholder communications services (i.e. preparation of press releases or other publicly disseminated information regarding the issuer);
ii.	Arranging for or affecting merger transactions which cause a private company to become publicly traded;
iii.	Capital raising services;
iv.	Internet or other newsletter writers who “tout” the issuer’s securities, recommend the issuer’s securities or who otherwise simply discuss the issuer’s business;
v.	Spam email services; or
vi.	Any other service which relates to the publishing or dissemination of information “that reasonably is expected to influence the price of the issuer’s securities.”

3. Authority to Execute Agreement. Company and Individual further represent that in executing this Agreement, the officer or representative of such Party whose name appears hereafter is fully authorized to enter this Agreement and this Agreement is binding on said corporation and all its officers, directors, shareholders, affiliates, successors, predecessors and assigns.

4. Counterparts. This Agreement may be executed in any one or more counterparts, all of which taken together shall constitute one instrument.

[Signature Page to Follow]

IN WITNESS HEREOF, the Parties hereto have executed this Agreement as of the date first written above.

COMPANY	INDIVIDUAL

GLOBAL FUTURE CITY HOLDING INC.	ROBERT ROSU

/s/ Michael Dunn	/s/ Robert Rosu
By: Michael Dunn	By: Robert Rosu
Its: Chief Financial Officer

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